Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact: Andrew Hall
615 J.B. Hunt Corporate Drive	Senior Director – Finance
Lowell, Arkansas 72745	(479) 820-0000
(NASDAQ: JBHT)

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. REPORTS U.S. GAAP REVENUES, NET EARNINGS AND

EARNINGS PER SHARE FOR THE FIRST QUARTER 2026

■	First Quarter 2026 Revenue:	$3.06 billion; up 5%
■	First Quarter 2026 Operating Income:	$207.0 million; up 16%
■	First Quarter 2026 EPS:	$1.49 vs. $1.17; up 27%

LOWELL, Ark., April 15, 2026 - J.B. Hunt Transport Services, Inc. (NASDAQ: JBHT) announced first quarter 2026 U.S. GAAP (United States Generally Accepted Accounting Principles) net earnings of $141.6 million, or diluted earnings per share of $1.49 versus first quarter 2025 net earnings of $117.7 million, or $1.17 per diluted share.

“I’m thankful for our team and their unwavering focus on operational excellence, even as we navigated challenging winter weather and elevated demand across the business,” said Shelley Simpson, president and CEO. “We began the year with strong financial results, building on the momentum we established in 2025 and once again executed well in safety performance by setting a first‑quarter record. While the operating environment remains dynamic, we continue to leverage our investments in our People, Technology, and Capacity, positioning the company to drive long‑term value for our shareholders.”

Total operating revenue for the current quarter was $3.06 billion compared with $2.92 billion for the first quarter 2025, an increase of 5%. Current quarter total operating revenue, excluding fuel surcharge revenue, increased 3% versus the first quarter 2025. The increase in revenue, excluding fuel surcharge revenue was primarily driven by increased load volumes in Intermodal (JBI), Truckload (JBT) and Integrated Capacity Solutions (ICS), higher revenue per load in ICS and JBT, and increased productivity in Dedicated Contract Services® (DCS®), partially offset by a 2% decline in revenue per load in JBI.

Operating income for the current quarter increased 16% to $207.0 million versus $178.7 million for the first quarter 2025. The increase in operating income was primarily driven by higher revenue, execution on our initiative to eliminate structural cost and improved productivity across the organization, partially offset by higher purchase transportation expense, particularly in our ICS and JBT segments. Consolidated operating income as a percentage of gross revenue increased year-over-year as a result of the aforementioned items and lower equipment-related costs, partially offset by higher fuel expense as a percentage of gross revenue.

Net interest expense for the current quarter decreased approximately 4% from first quarter 2025 primarily due to a lower average consolidated debt balance and lower average interest rate.

The effective income tax rate decreased to 25.2% in the current quarter compared to 26.5% in the first quarter 2025, due to discrete tax items. We continue to expect our 2026 annual tax rate to be between 24.0% and 25.0%.

Segment Information:

Intermodal (JBI)

■	First Quarter 2026 Segment Revenue:	$1.50 billion; up 2%
■	First Quarter 2026 Operating Income:	$114.5 million; up 21%

Intermodal volume increased 3% over the same period in 2025. Transcontinental network loads were flat, while eastern network loads increased 7% compared to the first quarter 2025. Overall demand for our domestic intermodal service offering in the quarter remained strong, delivering the highest first quarter volume in our company’s history and a record volume week in March. We saw notable strength in our eastern network as service execution and our value proposition continues to drive growth and mode conversion. Segment gross revenue increased 2% for the current quarter versus the prior-year period primarily driven by the 3% increase in loads with flat gross revenue per load due to changes in fuel surcharge revenue, the mix of freight and customer rates. Revenue per load excluding fuel surcharge revenue was down 2% year-over-year.

Operating income increased 21% from the prior-year period primarily from improved network efficiency related to strong volume growth, productivity improvements in our drayage network and continued execution on the initiative to lower our cost to serve. During the first quarter, a more efficient network resulted in fewer empty container moves and lower container storage expense compared to the prior year. These were partially offset by network disruptions from severe winter weather and higher insurance premium and claims expense.

Dedicated Contract Services (DCS)

■	First Quarter 2026 Segment Revenue:	$841 million; up 2%
■	First Quarter 2026 Operating Income:	$87.4 million; up 9%

DCS revenue increased 2% during the current quarter over the same period 2025, driven by a 2% increase in productivity (gross revenue per truck per week) as average trucks were approximately flat versus the prior-year period. Productivity excluding fuel surcharge revenue increased 1% driven by contracted indexed-based price escalators. On a net basis, there were 19 fewer revenue producing trucks in the fleet by the end of the quarter compared to the prior-year period, and 34 fewer versus the end of the fourth quarter 2025. Customer retention rates have improved to approximately 96%.

Operating income increased 9% from the prior-year period. The increase was primarily driven by the higher revenue and lower equipment-related expenses, continued execution on the initiative to lower our cost to serve and the maturing of new business onboarded over the trailing twelve months. These were partially offset by higher personnel-related expense and higher insurance premium expense.

Integrated Capacity Solutions (ICS)

■	First Quarter 2026 Segment Revenue:	$323 million; up 20%
■	First Quarter 2026 Operating Loss:	$(4.7) million; vs. $(2.7) million in Q1’25

ICS revenue increased 20% during the current quarter versus the first quarter 2025. Overall segment volume increased 10% versus the prior year period with growth in both contractual and transactional volume. Revenue per load increased 9% compared to the first quarter 2025 due to higher rates on both contractual and transactional volume. Contractual volume represented approximately 67% of the total load volume and 66% of the total revenue in the current quarter compared to 65% and 63%, respectively, in first quarter 2025.

Operating loss was $4.7 million compared to an operating loss of $2.7 million for the first quarter 2025. Operating performance declined from the prior-year period largely due to higher purchased transportation expense as market capacity dynamics changed meaningfully versus the prior-year period. As a result, gross profit declined 6% versus the prior-year period as higher revenue per load was more than offset by higher purchased transportation cost. Gross profit margins decreased to 12.0% compared to 15.3% in the prior year period. Excluding purchased transportation expense, ICS operating expense decreased 1% compared to the prior-year period.

Final Mile Services (FMS)

■	First Quarter 2026 Segment Revenue:	$188 million; down 6%
■	First Quarter 2026 Operating Income:	$7.2 million; up 53%

FMS revenue decreased 6% compared to the same period 2025. The decrease was primarily driven by the impact of previously disclosed lost business as well as a stabilization of demand across many of the end markets served, but at lower levels than the prior year. The decline in revenue was modestly offset by improved revenue quality at underperforming accounts and new customer contracts implemented over the past year.

Operating income increased 53% to $7.2 million compared to the prior-year period. Operating income increased primarily from improved revenue quality, lower personnel-related expense and lower insurance claim expense.

Truckload (JBT)

■	First Quarter 2026 Segment Revenue:	$205 million; up 23%
■	First Quarter 2026 Operating Income:	$2.7 million; up 33%

JBT revenue increased 23% compared to the same period in the previous year. Revenue, excluding fuel surcharge revenue, also increased 23% primarily due to a 19% increase in load volume and a 3% increase in revenue per load excluding fuel surcharge revenue. Trailer turns in the quarter improved 15% from the prior-year period as a result of the continued focus on improving asset utilization with better network balance and velocity. Total average effective trailer count increased by approximately 420 units, or 3% versus the prior-year period.

JBT operating income increased 33% to $2.7 million compared to the first quarter 2025. The increase in operating income was primarily driven by a continued focus on cost management and productivity and a more balanced network. JBT segment operating income as a percentage of segment gross revenue improved versus the prior-year period primarily as a result of lower equipment-related expenses and lower personnel-related costs as a percentage of gross revenue. These were partially offset by significantly higher purchased transportation expense, which resulted in a 5% decline in gross profit.

Cash Flow and Capitalization:

At March 31, 2026, we had a total of $1.30 billion outstanding on various debt instruments compared to $1.47 billion at December 31, 2025.

Our net capital expenditures for the first quarter 2026 approximated $70.7 million compared to $225.0 million for the first quarter 2025. At March 31, 2026, we had cash and cash equivalents of $4.6 million.

In the first quarter 2026, we purchased approximately 383,000 shares of our common stock for approximately $80 million. At March 31, 2026, we had approximately $888 million remaining under our share repurchase authorization. Actual shares outstanding at March 31, 2026, approximated 94.3 million.

Conference Call Information:

The company will hold a conference call today from 4:00–5:00 p.m. CDT to discuss the quarterly earnings. Investors will have the opportunity to listen to the conference call live over the internet by going to investor.jbhunt.com. Please log on 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, an online replay of the earnings call webcast will be available a few hours after the completion of the call.

Forward-Looking Statements:

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2025. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available to interested parties on our website, www.jbhunt.com.

About J.B. Hunt

J.B. Hunt’s vision is to create the most efficient transportation network in North America. The company’s industry-leading solutions and mode-neutral approach generate value for customers by eliminating waste, reducing costs and enhancing supply chain visibility. Powered by one of the largest company-owned fleets in the country and third-party capacity through its J.B. Hunt 360°® digital freight marketplace, J.B. Hunt can meet the unique shipping needs of any business, from first mile to final delivery, and every shipment in-between. Through disciplined investments in its people, technology and capacity, J.B. Hunt is delivering exceptional value and service that enable long-term growth for the company and its stakeholders.

J.B. Hunt Transport Services Inc. is an S&P 500 company and a component of the Dow Jones Transportation Average. Its stock trades on NASDAQ under the ticker symbol JBHT. J.B. Hunt Transport Inc. is a wholly owned subsidiary of JBHT. The company’s services include intermodal, dedicated, refrigerated, truckload, less-than-truckload, flatbed, single source, last mile, transload and more. For more information, visit www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31
	2026		2025
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$2,648,493		$2,559,729
Fuel surcharge revenues	407,998		361,663
Total operating revenues	3,056,491	100.0%	2,921,392	100.0%

Operating expenses
Rents and purchased transportation	1,404,900	46.0%	1,293,328	44.3%
Salaries, wages and employee benefits	785,596	25.7%	799,648	27.4%
Depreciation and amortization	179,410	5.9%	179,476	6.1%
Fuel and fuel taxes	175,059	5.7%	159,933	5.5%
Operating supplies and expenses	125,261	4.1%	123,452	4.2%
Insurance and claims	87,750	2.9%	85,017	2.9%
General and administrative expenses, net of asset dispositions	61,853	1.9%	72,971	2.5%
Operating taxes and licenses	18,533	0.6%	17,480	0.6%
Communication and utilities	11,081	0.4%	11,407	0.4%
Total operating expenses	2,849,443	93.2%	2,742,712	93.9%
Operating income	207,048	6.8%	178,680	6.1%
Net interest expense	17,900	0.6%	18,597	0.6%
Earnings before income taxes	189,148	6.2%	160,083	5.5%
Income taxes	47,595	1.6%	42,343	1.5%
Net earnings	$141,553	4.6%	$117,740	4.0%
Average diluted shares outstanding	95,204		100,489
Diluted earnings per share	$1.49		$1.17

Financial Information By Segment
(in thousands)
(unaudited)

	Three Months Ended March 31
	2026		2025
		% Of		% Of
	Amount	Total	Amount	Total

Revenue

Intermodal	$1,504,793	49%	$1,469,253	50%
Dedicated	840,556	27%	822,292	28%
Integrated Capacity Solutions	322,737	11%	268,043	9%
Final Mile Services	188,027	6%	200,703	7%
Truckload	205,384	7%	166,629	6%
Subtotal	3,061,497	100%	2,926,920	100%
Intersegment eliminations	(5,006)	(0%)	(5,528)	(0%)
Consolidated revenue	$3,056,491	100%	$2,921,392	100%

Operating income

Intermodal	$114,489	55%	$94,387	53%
Dedicated	87,396	42%	80,273	45%
Integrated Capacity Solutions	(4,651)	(2%)	(2,666)	(2%)
Final Mile Services	7,165	4%	4,676	3%
Truckload	2,717	1%	2,040	1%
Other (1)	(68)	(0%)	(30)	(0%)
Operating income	$207,048	100%	$178,680	100%

(1) Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended March 31
	2026	2025

Intermodal

Loads	536,852	521,821
Average length of haul	1,614	1,658
Revenue per load	$2,803	$2,816
Average tractors during the period *	6,184	6,430
Tractors (end of period) *	6,184	6,417
Trailing equipment (end of period)	124,188	124,971
Average effective trailing equipment usage	108,084	107,725

Dedicated

Loads	942,231	942,894
Average length of haul	172	180
Revenue per truck per week**	$5,238	$5,127
Average trucks during the period***	12,640	12,624
Trucks (end of period) ***	12,605	12,624
Trailing equipment (end of period)	32,608	32,363
Average effective trailing equipment usage	33,349	32,918

Integrated Capacity Solutions

Loads	151,819	137,744
Revenue per load	$2,126	$1,946
Gross profit margin	12.0%	15.3%
Employee count (end of period)	654	553

Final Mile Services

Stops	804,736	920,344
Average trucks during the period***	1,229	1,353

Truckload

Loads	113,421	95,143
Revenue per load	$1,811	$1,751
Average length of haul	595	621

Tractors (end of period)
Company-owned	-	-
Independent contractor	1,881	1,852
Total tractors	1,881	1,852

Trailers (end of period)	12,731	12,675
Average effective trailing equipment usage	12,515	12,096

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$4,563	$17,284
Accounts Receivable, net	1,327,455	1,160,371
Prepaid expenses and other	385,417	426,535
Total current assets	1,717,435	1,604,190
Property and equipment	9,330,847	9,348,370
Less accumulated depreciation	3,895,731	3,810,269
Net property and equipment	5,435,116	5,538,101
Other assets, net	777,989	784,864
	$7,930,540	$7,927,155

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Current debt	$-	$699,859
Trade accounts payable	751,878	655,604
Claims accruals	322,618	310,339
Accrued payroll	127,369	110,388
Other accrued expenses	163,163	159,153
Total current liabilities	1,365,028	1,935,343

Long-term debt	1,302,838	766,938
Long-term claims accruals	480,696	444,479
Other long-term liabilities	298,895	307,005
Deferred income taxes	888,725	908,305
Stockholders' equity	3,594,358	3,565,085
	$7,930,540	$7,927,155

Supplemental Data
(unaudited)

	March 31, 2026	December 31, 2025

Actual shares outstanding at end of period (000)	94,299	94,595

Book value per actual share outstanding at end of period	$38.12	$37.69

	Three Months Ended March 31
	2026	2025

Net cash provided by operating activities (000)	$353,038	$404,192

Net capital expenditures (000)	$70,731	$225,050